Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call – Q3 2019
Comments of Eric R. Marchetto
Senior Vice President and Group President, TrinityRail
October 24, 2019
Thank you, Tim - and good morning everyone. TrinityRail had strong year over year financial performance during the third quarter.
Throughout much of 2019, demand for railcars in North America has remained at or above replacement levels. However, continued declines in rail traffic volumes, ongoing trade disputes, and slowing industrial production are creating unfavorable conditions in rail equipment markets. In the near term, we believe these headwinds will be a drag on demand for new railcars and drive existing railcars into storage. With that said, a few railcar markets are likely to see strong interest despite the broader market trend. Investments in North American petrochemical capacity, new opportunities to ship fuels from Canada and the U.S. to Mexico, and ongoing attrition are likely to drive demand for new and existing railcars in portions of the North American fleet. We are being very deliberate as to the business we pursue as we adjust our platform for a softer railcar demand environment.
TrinityRail’s third quarter financial results reflect continued growth of our portfolio of leased railcars, and higher manufacturing railcar deliveries with a favorable product mix year over year. Railcar utilization slipped sequentially, primarily due to two customers' filings of Chapter 11 during the quarter, one of which was the result of a major fire that shuttered the operations of the company. I am pleased with our ability to renew and assign leased railcars in our portfolio given the competitive market environment, while differentiating TrinityRail’s platform of products and services. We expect our lease portfolio to experience a slight increase in average lease rates year over year in 2019.
Our team has done a good job managing the diversification and renewal risk exposure of our railcar lease fleet. As we look ahead to 2020, less than 15% of our portfolio is up for renewal. Based on current market pricing, lease rates are approximately 2% below the average expiring lease rates next year. We anticipate Leasing revenue and profit from operations will be higher in 2020 as a result of fleet growth.
We are also positioning our manufacturing footprint in response to a softer railcar market. Industry orders have declined in 2019 relative to the order pace in 2018 leading to lower delivery expectations for 2020. In the third quarter, the industry received orders for approximately 7,300 railcars and delivered 14,500. Our team secured orders for 2,530 railcars during the quarter across our five commercial end markets, and we are pleased with the associated economics. As a result of this demand trend, as well as operational disruptions and capacity expansion delays in the third quarter, we tempered our railcar production plan for the remainder of this year, and worked with our customers to shift these deliveries into 2020. This change in our plan will facilitate a smoother transition to our expected production pace for the first half of 2020. Based on our current market insights, we expect industry railcar deliveries for 2020 to be in the low to mid 40,000 range. Approximately 40% of our backlog, or approximately 8,100 railcars, is scheduled to deliver in 2020, of which approximately 3,000 will be delivered to our lease fleet from originated lease agreements. The outlook for our Maintenance Services business is solid with a backlog and additional line of sight on tank car modification work, and foreseeable compliance events. Our Platform has demonstrated numerous times the ability to successfully navigate through railcar demand cycles, and we are responding proactively to changing market conditions.
We have built the TrinityRail Platform to outperform the industry throughout the railcar business cycle. Our business model is designed to foster and maintain engagement with the direct customer and end user of our railcar equipment. Our services - from leasing and administration, to maintenance, design and engineering, to field support - are all an important part of our platform, generating unique market insights, and providing steady, recurring, and predictable levels of revenue and cash flow throughout the railcar cycle.

The commercial and financial synergies generated from the platform have a number of benefits which include the following:

•	a lower overall cost of business operations, including a cost-advantaged asset base, lower cost of ownership from maintenance, and lower relative SE&A;

•	a tax-advantaged investment in lease equipment that generates significant cash flow; and

•	a valuable sales channel to originate organic lease fleet growth of our railcar lease portfolio.
We expect significant cash flow generation and a lower overall cost platform to result in a higher level of relative return on investment through the railcar cycle.
Our vision is to be the premier provider of railcar products and services. Across our organization, Trinity’s teams are actively working to differentiate our platform of products and services. Our expectations are to build customer loyalty with industrial shippers, by enhancing the customer experience through innovation and technology that improve the value proposition of railcar transportation.
The North American rail transportation ecosphere encompasses over 1.7 million railcars - with an owned and managed railcar fleet of approximately 125,000 railcars, TrinityRail has room to expand our presence in the railcar market - and we will do this in a deliberate and returns-focused manner. Our integrated platform of businesses work together to deliver solutions that optimize the life-cycle ownership and usage of railcar equipment, and provide our customers with a single-source for all of their railcar equipment and service needs. Few railcar providers if any, can offer the breadth and depth of TrinityRail’s platform to any given customer. Our platform provides a unique ability to integrate new services with our traditional product offering, grow our existing base of recurring revenue from long-term leases, and add high margin services that enhance our returns. We are built to deliver.
I’ll now turn it over to Melendy to discuss our financial performance and guidance.